SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

EL PASO CORPORATION

(Names of Registrant as Specified in Its Charters)

SELIM K. ZILKHA

(Names of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following was sent by e-mail to investors:

Dear Fellow El Paso Shareholders:

On June 18th, after the vote:

1. The assets will be whatever they are.

2. The liabilities will be whatever they are.

You have to decide which of the two slates is more likely to make a success. One which has a history of write offs, bad business decisions, and over compensating executives, or our nominees who have years of experience, in management and in the field, and a history of success in the oil, gas and pipeline business.

Proper corporate governance is something the existing board embraced only after we began our proxy solicitation, but for our slate it is something we are committed to from the start. As shareholders, we are very concerned that if our slate does not prevail, without the pressure applied by our proxy contest El Paso will revert to its old ways.

If you want full disclosure and transparency in El Paso’s financial reporting, you should vote for our slate of nominees.

Every asset we own deserves a new look and needs to be properly evaluated. That can only be done by a new board that is not hampered by past decisions, many of which we know were bad.

Outside consulting and banking relationships will all have to be evaluated. In cases where El Paso has been getting good value and good service, and the services are necessary, those institutions will continue to be used. If not they will be dropped. The existing board has relationships and obligations to third parties and does not have the luxury of reevaluating everyone.

There are many years of bad habits and practices in the company. Incremental change has not, and will not bring about the total and fundamental change required to lead El Paso back to its rightful, profitable condition.

When Institutional Shareholder Services (ISS), the world’s leading proxy voting advisory service, recently issued its recommendation in our favor and against the incumbents, it pointed out that one of the best predictors of future conduct is past performance. We agree. And on that basis, given the deplorable record of the incumbent directors, sticking with Mr. Kuehn’s board is an unacceptably high-risk approach—especially when the alternative we offer is so compelling.

Why keep making risky bets on a board that has consistently failed to deliver?

Please join with me in voting the BLUE proxy card for the Zilkha slate.

For more information, please visit www.saveelpasonow.com.

* * *

On May 12, 2003, Selim K. Zilkha filed with the Securities and Exchange Commission a definitive proxy statement relating to his solicitation of proxies with respect to the 2003 El Paso annual meeting of stockholders. Mr. Zilkha has furnished the definitive proxy statement to El Paso’s stockholders and may file other proxy solicitation materials. Investors and security holders are urged to read the proxy statement and any other proxy solicitation materials when they become available as they contain important information.

Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by Mr. Zilkha with the Commission at the Commission’s website at http://www.sec.gov. You may also access copy of Mr. Zilkha’s definitive proxy statement by accessing www.saveelpasonow.com. In addition, you may obtain a free copy of the definitive proxy statement by contacting Innisfree M&A Incorporated toll free at (877) 750-5837 (banks and brokers call collect at (212)750-5833).

Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of El Paso stockholders is available in the proxy statement and Mr. Zilkha’s DFAN14A filed with the Commission on May 21, 2003.

Some of the statements contained in this document may constitute “forward-looking statements,” which for this purpose includes all statements that are not of historical fact. The actual future financial performance of El Paso could differ materially from those anticipated by these forward-looking statements. Particularly given the condition to which El Paso has been reduced under the current Board, there can be no assurance that Mr. Zilkha or the nominees will succeed in their efforts to turn El Paso around.